EXHIBIT (c)(ii)
KELLER & COMPANY, INC.
Memo

To:/Company:	Home City Financial Corporation/Home City Federal Savings Bank

From:	Mike Keller

Date:	December 8, 2005

Subject:	Reverse Stock Split

Terms		9/30/05
1.	Assets	$150,862,000

2.	Shares outstanding	835,690

3.	Equity	$13,257,000

4.	Equity or book value per share	$15.86

5.	Market price @ December 8, 2005	$15.40

6.	Average market price (15-day)	$15.12

7.	Current price to book ratio	97.10%

8.	Current dividend yield	2.86%

9.	After reverse stock split - 1 for 210	3,980 shares including purchase of 14,788 shares

	New forward stock split - 210 for 1	835,800 - $15.58 BV/share (net cost of $239,566)

10. Earnings — 12 months ended 9/30/05

Year Ended December 31, 2004 =	$682,000
Nine months - September 30, 2005	643,000
Nine months - September 30, 2004	(500,000)

Twelve months earnings - 3/31/05	$825,000
555 Metro Place N., Suite 524, Dublin, Ohio 43017 (614) 766-1426, Fax (614) 766-1459

Home City Financial Corporation/Home City Federal Savings Bank
December 8, 2005

11.	EPS = $0.99 and assets per share = $180.52

12.	Current P/E -	$15.40	= 15.56x based on current price
		$0.99

13.	Prem = $1.08 = 7.14% based on average market price of $15.12 and $0.80 or 5.19% based on recent price of $15.40
	New Buyout Price = $16.20

14.	New P/E =	$16.20	= 16.36x based on buyout price
		$0.99

15.	BV/Share = Equity = $13,257,000
	Old BV/Share = $15.86
	New Equity = $13,017,434 (Based on cost of $239,566)
	New BV/Share = $15.86 (Excludes any costs/fees related to the transaction)

16.	Old P/B = 97.10% -	$15.40
		$15.86
	New P/B = 102.14% -	$16.20
		$15.86
17. Pricing Comparisons

				Core	Core	Equity/	Dividend
Group	P/B	P/E	P/A	ROAA	ROAE	Assets	Yield
Home City	97.10%	15.56x	8.53%	0.39%	4.67%	8.79%	2.86%
New	102.14%	16.36x	8.97%	—	—	—	—

Peer Group	105.15%	19.03x	12.46%	0.57%	4.99%	11.80%	2.61%

Ohio Thrifts	123.40%	19.09x	13.71%	0.87%	9.64%	7.92%	3.17%

Midwest Thrifts	122.67%	21.83x	12.68%	0.77%	8.87%	7.65%	2.70%

All Thrifts	137.79%	19.64x	13.49%	1.05%	12.73%	8.40%	2.16%

Home City Financial Corporation/Home City Federal Savings Bank
December 8, 2005

Peer Group Financial Characteristics

			Core	Core	Equity/	Dividend
Peer Group		Assets	ROAA	ROAE	Assets	Yield
		(000)
1.	Horizon Financial Services, Corp.	$110,112	0.49%	4.42%	10.77%	1.86%
	Iowa

2.	First Banc Trust	239,771	0.58%	4.61%	10.98%	1.93%
	Illinois

3.	FFW Corp. Indiana.	264,347	0.70%	7.56%	8.56%	3.37%

4.	First Niles Financial Corp.	99,781	0.71%	4.53%	16.13%	4.92%
	Ohio

5.	First Bancorp of Indiana, Inc	283,983	0.50%	4.67%	9.71%	2.77%
	Indiana

6.	Home Building Bancorp	59,199	0.59%	5.38%	11.27%	1.96%
	Indiana

7.	Park Bancorp	257,025	0.45%	3.95%	11.91%	2.40%
	Illinois

8.	Third Century Bancorp	126,787	0.37%	1.98%	18.06%	1.22%
	Indiana

9.	First Independence Corp. Kansas	173,443	0.73%	8.05%	8.89%	3.00%

AVERAGE		$179,383	0.57%	4.99%	11.80%	2.61%

Home City
Financial Corp.		$150,862	0.39%	4.67%	8.79%	2.86%

NOTE:	Parameters for peer group include location in the Midwest, asset size range of $55.0 million to $285.0 million; core ROAA of 0.25% to 0.75% and equity to assets ratio of 7.0% to 19.0%.

Home City Financial Corporation/Home City Federal Savings Bank
December 8, 2005

Peer Group Pricing Ratios

Peer Group		P/B	P/E	P/A
1.	Horizon Financial Services Corp.	95.39%	21.96x	10.27%
	Iowa

2.	First Banc Trust	112.30%	23.97x	12.33%
	Illinois

3.	FFW Corp.	109.46%	14.93x	9.78%
	Indiana

4.	First Niles Financial Corp.	111.78%	16.46x	18.03%
	Ohio

5.	First Bancorp of Indiana, Inc.	116.48%	24.33x	12.10%
	Indiana

6.	Home Building Bancorp	84.27%	16.73x	9.50%
	Indiana

7.	Park Bancorp	103.91%	17.44x	12.37%
	Illinois

8.	Third Century Bancorp	94.55%	N/M	17.08%
	Indiana

9.	First Independence Corp. Kansas	118.18%	15.61x	10.76%

AVERAGE		105.15%	19.03x	12.46%

Home City
Financial Corp.		102.14%	16.36x	8.97%

NOTE:	Parameters for peer group include location in the Midwest, asset size range of $55.0 million to $285.0 million; core ROAA of 0.25% to 0.75% and equity to assets ratio of 7.0% to 19.0%.

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